Exhibit 99.1

December 15, 2011

Dear holders of preferred stock in the following entities:

(1) FSP Highland Place I Corp.; (2) FSP Satellite Place Corp.; (3) FSP 1441 Main Street Corp.; (4) FSP 5601 Executive Drive Corp.; (5) FSP 505 Waterford Corp.; (6) FSP Galleria North Corp.; (7) FSP Energy Tower I Corp.; (8) FSP Phoenix Tower Corp.; (9) FSP 50 South Tenth Street Corp.; (10) FSP 303 East Wacker Drive Corp.; (11) FSP Grand Boulevard Corp.; (12) FSP 385 Interlocken Development Corp.; (13) FSP Lakeside Crossing II Corp.; (14) FSP Centre Pointe V Corp.; (15) FSP Monument Circle Corp.; and (16) FSP Union Centre Corp. (collectively, the “Companies”).

You are a holder of preferred stock in one or more of the above-referenced Companies, each of which owns as its principal asset a single commercial office property. Franklin Street Properties Corp. (NYSE Amex: FSP) (together with certain of its subsidiaries, “Franklin Street”) is the sponsor and the sole holder of common stock in each of these Companies. Franklin Street, through its subsidiaries, is responsible for managing the properties owned by each of these Companies and provides investor services that include all stockholder communications, dividend distributions, Form 1099 year-end stockholder tax accounting, outside independent accountant-prepared financial statements and filings with the United States Securities and Exchange Commission of 10-Ks, 10-Qs and other required filings for those Companies that are “public reporting” entities. Franklin Street has also provided mortgage financing to and made meaningful equity investments in several of these Companies.

For over 15 years, Franklin Street, through its broker-dealer subsidiary, FSP Investments LLC, exclusively sponsored the syndication of shares of preferred stock in single property companies to accredited investors. Those syndications raised over $1.8 billion of equity in the aggregate for over 50 separate, single real estate asset companies. FSP INVESTMENTS LLC WILL NO LONGER SPONSOR THE SYNDICATION OF SHARES OF PREFERRED STOCK IN NEWLY-FORMED SINGLE PROPERTY COMPANIES. FRANKLIN STREET will, however, continue to provide ALL OF THE SERVICES THAT IT CURRENTLY DOES TO EXISTING SINGLE PROPERTY COMPANIES AND THEIR PROPERTIES AND STOCKHOLDERS. Unfortunately, our Investment Executives and their Sales Assistants will be leaving Franklin Street, as there will be no new investment product for them to sell. We will miss them! All other personnel responsible for the management of your investments and the properties owned by the Companies will remain at Franklin Street, including property management, accounting and investor services. Our broker-dealer entity, FSP Investments LLC, will remain a subsidiary of Franklin Street.

401 Edgewater Place, Wakefield, MA 01880 - 800-950-6288 - fspinvestments@franklinstreetproperties.com

For the immediate future, the only practical change you will encounter is that you will be dealing directly with our Investor Services Department, instead of your former Investment Executive or his Sales Assistant. However, we are exploring a possible future arrangement that, if successful, could enable our former Investment Executives and their Sales Assistants to act as informed communications conduits with you regarding your preferred stock investment in one or more of the Companies. We will keep all shareholders informed of any progress in that area. For now, when you contact us by phone (800-950-6288) or e-mail: fspinvestments@franklinstreetproperties.com, you should:

•         Ask for the Investor Services Department;

•         Reference the company or companies in which you are invested and about which you have a question or request.

We will promptly and efficiently respond to your inquiry.

The financial crisis that precipitated the downturn in our country’s economy beginning in 2008 and which negatively affected so much of the real estate industry is still playing out. Problems and delays in achieving investment goals in many commercial real estate investments have not passed us by. However, we are actively working on each one of the property investments owned by the Companies and believe that opportunities to maximize overall potential investment results on each one of them exist but will require effort, commitment, capability, capital and patience as we move through this extraordinary economic cycle. Franklin Street looks forward to the challenge.

As always, do not hesitate to call us at Franklin Street with any questions you may have.

Thank you for your continued support.

Sincerely,

FRANKLIN STREET PROPERTIES CORP.

George J. Carter

Chairman & CEO

Forward-Looking Statements

Statements made in this press release that state Franklin Street's or management's intentions, beliefs, expectations, estimates or predictions for the future may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This press release may also contain forward-looking statements based on current judgments and current knowledge of management, which are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements. Investors are cautioned that our forward-looking statements involve risks and uncertainty, including without limitation, economic conditions in the United States, disruptions in the debt markets, economic conditions in the markets in which we own properties, risks of a lessening of demand for the types of real estate owned by us, changes in government regulations, and expenditures that cannot be anticipated such as utility rate and usage increases, unanticipated repairs, additional staffing, insurance increases and real estate tax valuation reassessments. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We will not update any of the forward-looking statements after the date of this press release to conform them to actual results or to changes in our expectations that occur after such date, other than as required by law.